Exhibit 10.7

AIRCRAFT MAINTENANCE LABOR POOLING AGREEMENT

This Agreement is entered into between Murphy Oil Corporation (“Murphy”) and Murphy Oil USA, Inc. (“MOUSA”) to take effect this ___30th__ day of ________August__________, 2013.

Murphy agrees to employ at its hangars at Goodwin Field, El Dorado, Arkansas, a maintenance manager and ___2__ aircraft technicians (these __3__ employees are referred to herein collectively as the “Technicians”) who will be available for maintenance and service with respect to the aircraft housed at the hangars and belonging to Murphy and MOUSA as follows:

MOUSA Citation	N370M
Murphy Falcon	N350M
Murphy Falcon	N360M
Murphy Sovereign	N115WZ

In consideration of the availability of the services of the Technicians, MOUSA agrees to reimburse Murphy, on the basis of Murphy’s actual cost of employing the Technicians, including salary, payroll taxes, employee benefits and training expense, but without any overhead allocable thereto, a portion of such cost as follows:

1.  One-half of the total cost of employing the Technicians shall be allocated to Murphy and MOUSA on the basis of one-fourth to each aircraft; and

2.  The remaining one-half of such cost will be allocated to each party for each six months ending June 30 and December 31 in each year in proportion to the number of hours flown by the above-described aircraft, provided that MOUSA will never be allocated more than one-fourth of such costs regardless of the number of hours flown by it, and any amount which cannot be allocated to MOUSA because of this limitation shall be allocated to Murphy.

3.  This agreement applies only to the cost of employing the Technicians and any special tools required.  Each party will be separately responsible for all other costs, (based on the ownership of each aircraft) including the costs of parts and supplies used on its aircraft.

4.  Each party shall have sole control, direction and supervision over the Technicians as to maintenance performed and services provided with respect to that party’s aircraft and each party shall be solely responsible for the results and consequences of such maintenance and service.  No party assumes any liability for or shall be responsible for any results or consequences of any maintenance performed, or service provided, or not provided, with respect to the other party’s aircraft.

5.  Murphy will provide MOUSA with a report of reimbursable costs under this Agreement and will bill MOUSA for its share of such costs in arrears for each six month period.

6.  Either party may terminate this Agreement upon 30 days written notice to the other party in which event charges to be allocated under this Agreement shall be prorated on the basis of the number of days this Agreement has been in effect since the last billing date.

Murphy Oil Corporation

/s/ Walter K. Compton

By:___Walter K. Compton_____

Its:_Senior Vice President and General Counsel__

Murphy Oil USA, Inc.

/s/ John A. Moore

By:_John A. Moore______________

Its:_General Counsel and Secretary____